                                                                    Exhibit 12.1





               Piedmont Natural Gas Company, Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1996 through 2000
                     and Twelve Months Ended April 30, 2001
                       (in thousands except ratio amounts)
              ----------------------------------------------------

                                    April 30,
                                      2001         2000         1999         1998         1997         1996
                                    --------     --------     --------     --------     --------     --------

Earnings:
    Net income from
       continuing operations        $ 72,672     $ 64,031     $ 58,207     $ 60,313     $ 54,074     $ 48,562
    Income taxes                      47,093       41,356       37,645       38,807       34,650       30,928
    Fixed charges                     47,466       44,368       37,978       38,415       39,263       37,009
                                    --------     --------     --------     --------     --------     --------
       Total Adjusted Earnings      $167,231     $149,755     $133,830     $137,535     $127,987     $116,499
                                    ========     ========     ========     ========     ========     ========
Fixed Charges:
    Interest                        $ 45,413     $ 42,010     $ 35,911     $ 36,453     $ 36,949     $ 34,511
    Amortization of debt
       expense                           480          465          323          304          346          345
    One-third of rental expense        1,573        1,893        1,744        1,658        1,968        2,153
                                    --------     --------     --------     --------     --------     --------
       Total Fixed Charges          $ 47,466     $ 44,368     $ 37,978     $ 38,415     $ 39,263     $ 37,009
                                    ========     ========     ========     ========     ========     ========
Ratio of Earnings to Fixed
    Charges                             3.52         3.38         3.52         3.58         3.26         3.15
                                    ========     ========     ========     ========     ========     ========